[LETTERHEAD OF KAPLAN GOTTBETTER & LEVENSON, LLP]

February 10, 2000

Harmony Trading Corp.
8 Harmony Lane
Hartsdale, NY 10530

Gentlemen:

      At your request, we have participated in the preparation of the Registration Statement on Form SB-2 of Harmony Trading Corp., a New York corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,265,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), which is held by certain holders (the "Registered Stock"). The Registered Stock may be sold to the public by the selling shareholders named in the Registration Statement.

      As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance of the Registered Stock.

      We are of the opinion that the shares of Registered Stock issued, sold and delivered by the Company have been duly authorized and have been legally issued, are fully paid and are non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/ Kaplan Gottbetter & Levenson, LLP